As filed with the Securities and Exchange Commission on July 24, 2025

Registration No. 333-280311

Registration No. 333-163761

Registration No. 333-157524

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-280311

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-163761

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157524

UNDER

THE SECURITIES ACT OF 1933

ESSA Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	20-8023072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Palmer Street

Stroudsburg, Pennsylvania

(570) 421-0531

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

ESSA Bancorp, Inc. 2024 Equity Incentive Plan

ESSA Bank & Trust 401(k) Plan

ESSA Bancorp, Inc. 2007 Equity Incentive Plan

(Full titles of the plans)

CNB Financial Corporation

Attn: Michael D. Peduzzi, President & Chief Executive Officer

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(814) 765-9621

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Richard A. Schaberg

Les B. Reese

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements of ESSA Bancorp, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•

Registration Statement No. 333-280311, registering 200,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company under the ESSA Bancorp, Inc. 2024 Equity Incentive Plan;

•	Registration Statement No. 333-163761, registering an indeterminate amount of plan interests under the ESSA Bank & Trust 401(k) Plan; and

•	Registration Statement No. 333-157524, registering 2,377,326 shares of Common Stock of the Company under the ESSA Bancorp, Inc. 2007 Equity Incentive Plan.

On July 23, 2025 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 9, 2025, among the Company, CNB Financial Corporation (“CNB”), CNB Bank, CNB’s subsidiary bank (“CNB Bank”), and the Company’s subsidiary bank, ESSA Bank & Trust (“ESSA Bank”). Pursuant to the Merger Agreement, the Company was merged with and into CNB (the “Merger”), with CNB as the surviving entity and, immediately thereafter, ESSA Bank was merged with and into CNB Bank, with CNB Bank as the surviving bank. Upon consummation of the Merger, at the Effective Time, each issued and outstanding share of Common Stock of the Company (other than shares owned by the Company, CNB or any of their respective subsidiaries (which shares were canceled)) was automatically converted into the right to receive 0.8547 shares of CNB common stock.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with any undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearfield, Commonwealth of Pennsylvania on July 24, 2025.

CNB FINANCIAL CORPORATION as successor by merger to ESSA Bancorp, Inc.

By:	/s/ Michael D. Peduzzi
Name:	Michael D. Peduzzi
Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.